Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-21680, 33-57117, 333-64170, 333-83251, 333-136071, 333-150781, 333-189086, and 333-224482 on Form S-8 and 333-224935 on Form S-3 of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc., and the effectiveness of Valmont Industries, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 29, 2018.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 27, 2019